UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2015

WESTBURY BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35871	46-1834307
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 South Main Street, West Bend, Wisconsin	53095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (262) 334-5563

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 26, 2015, Westbury Bank (the “Bank”), a wholly owned subsidiary of Westbury Bancorp, Inc. (the “Company”), entered into amended and restated employment agreements (the “Employment Agreements”) with each of Raymond F. Lipman, currently President and Chief Executive Officer of the Bank, and Greg T. Remus, currently Chief Operating Officer of the Bank (together, the “Executives”). The Employment Agreements are effective as of October 1, 2015. They reflect Mr. Lipman’s new position as Executive Chairman of the Bank and Mr. Remus’ new position as President and Chief Executive Officer of the Bank.

The term of the Employment Agreement for Mr. Lipman is a fixed three-year term. The Bank will pay Mr. Lipman a salary of $146,367 in the first year of the agreement, $126,367 in the second year and $106,367 in the third year. Mr. Lipman will also be entitled to reimbursement of reasonable expenses, including fees for memberships in such clubs and organizations as Mr. Lipman and the Board of Directors will mutually agree are necessary and appropriate in connection with the performance of Mr. Lipman’s duties under the Employment Agreement. The Employment Agreement for Mr. Lipman provides certain benefits if the Company terminates Mr. Lipman’s employment without “cause” (as defined) or Mr. Lipman resigns from his employment for “good reason” (as defined) (an “Event of Termination”). Upon an Event of Termination, Mr. Lipman will receive (i) a severance payment equal to the base salary and bonuses due to him for the remaining unexpired term of the agreement, and (ii) the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans as if Mr. Lipman had continued working for the Bank for the remaining unexpired term of the agreement.

In the event of a “change in control” (as defined) of the Company or Bank followed within 18 months by an Event of Termination, Mr. Lipman will receive (i) a severance payment equal to one and one-half times Mr. Lipman’s total compensation paid or accrued on Mr. Lipman’s behalf in the calendar year immediately preceding the year in which the Event of Termination occurs, except for any accrual under Mr. Lipman’s Salary Continuation Agreement dated May 14, 2004, and (ii) the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans as if the Executive had continued working for the Bank for 36 months.
The term of the Employment Agreement for Mr. Remus is three years. Commencing on December 31, 2016 and continuing on each anniversary thereafter, the Employment Agreement will be renewed for an additional year so that the remaining term will be three years, provided that the Board of Directors has approved the extension of the term. The Employment Agreement provides for an annual base salary of $290,000, which will be reviewed at least annually by the Board of Directors or a committee designated by the Board. The Bank may increase, but not decrease Mr. Remus’ base salary, except for a decrease that is generally applicable to all employees. The Employment Agreement for Mr. Remus provides certain benefits if the Company terminates Mr. Remus’ employment without “cause” (as defined) or Mr. Remus resigns from his employment for “good reason” (as defined) (an “Event of Termination”). Upon an Event of Termination, Mr. Remus will receive (i) a severance payment equal to the base salary and bonuses due to him for the remaining unexpired term of the agreement and (ii) the present value of the contributions that would have been made on the executive’s behalf under the Bank’s defined contribution plans as if Mr. Remus had continued working for the Bank for the remaining unexpired term of the agreement.

In the event of a “change in control” (as defined) of the Company or Bank followed within 18 months by an Event of Termination, Mr. Remus will receive (i) a severance payment equal to three times Mr. Remus’ total compensation paid or accrued on Mr. Remus’ behalf in the calendar year immediately preceding the year in which the Event of Termination occurs, (ii) the present value of the contributions that would have been made on the executive’s behalf under the Bank’s defined contribution plans as if the executive had continued working for the Bank for 36 months, and (iii) at no expense to Mr. Remus, non-taxable medical and dental coverage and life insurance coverage for thirty-six months following termination of the Employment Agreement.
In the event any severance payments that are made in connection with a “change in control” (as defined) constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the severance payments under the Employment Agreements will be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Code.
The Employment Agreements restricts the executives from revealing confidential information of the Company and Bank. In addition, for one year following termination of employment, the executives may not compete with the Company and Bank or solicit or hire the Bank’s employees.
The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the employment agreements attached hereto as Exhibits 10.1 and 10.2 of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. None.

(d)	Exhibits:

Exhibit No.        Description

Exhibit 10.1	Employment Agreement between Westbury Bank and Raymond F. Lipman, dated August 26, 2015

Exhibit 10.2	Employment Agreement between Westbury Bank and Greg J. Remus, dated August 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTBURY BANCORP, INC.
DATE: August 26, 2015	By:	/s/ Kirk J. Emerich
Kirk J. Emerich
Senior Vice President and Chief Financial Officer

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